Exhibit 10.5

John Bean Technologies Corporation

Non-Qualified Savings and Investment Plan

As Amended and Restated, Effective January 1, 2009

i.

TABLE OF CONTENTS

(CONTINUED)

ii.

TABLE OF CONTENTS

(CONTINUED)

		PAGE

Section 10.6	Effect on Other Employee Benefit Plans	11

Section 10.7	Employer Liability	11

Section 10.8	Notices	11

Section 10.9	Gender, Number and Headings	11

Section 10.10	Controlling Law	12

Section 10.11	Successors	12

Section 10.12	Severability	12

Section 10.13	Subsequent Changes	12

Section 10.14	Benefits Payable to Minors, Incompetents and Others	12

Section 10.15	409A Compliance	12

iii.

John Bean Technologies Corporation

Non-Qualified Savings and Investment Plan

Article I

Introduction

Section 1.1        Name; Purpose.    The Company established the John Bean Technologies Corporation Non-Qualified Savings and Investment Plan (the “Plan”), originally effective as of June 1, 2008. The Plan is a spin-off of the FMC Technologies, Inc. Non-Qualified Savings and Investment Plan. Although a rabbi trust may be established in connection with it, this Plan constitutes an unfunded, non-qualified arrangement providing deferred compensation to a select group of management or highly compensated employees (as defined for purposes of Title I of ERISA) of the Company and of certain of the Company’s affiliates. Effective January 1, 2009, the Plan is hereby amended and restated to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); however, effective January 1, 2005, the Plan has been in operational compliance with Section 409A of the Code.

Section 1.2        Administration of the Plan.    The Plan is administered by the Company or, as delegated by the Board, by the Committee. The duties and authority of the Committee include:

(a)	interpreting and applying the Plan’s terms;

(b)	adopting any rules or regulations the Committee deems necessary or desirable to operate the Plan;

(c)	making whatever determinations are permitted or required to maintain or administer the Plan; and

(d)	taking any other actions that prove necessary to administer the Plan properly, in accordance with its terms.

Any decision of the Committee as to any matter within its authority will be final, binding and conclusive upon the Company, any Employer and each Participant, former Participant, designated beneficiary or other person claiming under or through any Participant or designated beneficiary. No additional authorization or ratification by the Board is necessary for the Committee to act on any matter within its authority. An action taken by the Committee as to a Participant will not be binding on the Committee regarding an action to be taken as to any other Participant. A member of the Committee may be a Participant, but he or she may not participate in any decision that directly affects his or her rights under the Plan, or the computation of his or her Plan benefits. Each determination required or permitted under the Plan will be made by the Committee in its sole and absolute discretion. The Committee may delegate some or all of its duties or responsibilities.

Article II

Definitions

Section 2.1        Account.    Account means a bookkeeping Account maintained by the Company for a Participant, including his or her Deferral Contributions Account and Employer Contributions Account.

Section 2.2        Account Balance.    Account Balance means the value, as of a specified date, of the Account maintained by the Company on behalf of the Participant’s Account, Deferral Contributions Account or Employer Contributions Account.

Section 2.3        Accounting Date.    Accounting Date means each business day of the Plan Year.

Section 2.4        Adopting Affiliate.    Adopting Affiliate means an entity that, together with the Company, is considered as a single employer under Section 414(b), (c), (m) or (o) of the Code, and has adopted the Savings Plan for its employees.

Section 2.5        Affiliated Group.    Affiliated Group the group that consists of the Company and every other entity that, together with the Company, is considered as a single employer under Section 414(b), (c), (m) or (o) of the Code.

Section 2.6        Board.    Board means the Board of Directors of the Company.

Section 2.7        Code.    Code means the Internal Revenue Code of 1986, as amended.

Section 2.8        Committee.    Committee means the JBT Corporation Employee Welfare Benefits Plan Committee, or its delegate.

Section 2.9        Company.    Company means John Bean Technologies Corporation

Section 2.10      Company Stock.    Company Stock means the common stock of the Company.

Section 2.11      Compensation.    Compensation means the total compensation paid by the Employer to an eligible employee for each Plan Year that is currently includible in gross income for federal income tax purposes:

(a)

including: overtime, administrative and discretionary bonuses (including completion bonuses, gainsharing bonuses and performance related bonuses); sales incentive bonuses; field premiums; back pay and sick pay; plus the eligible employee’s pre-tax contributions under the Savings Plan and amounts contributed to a plan described in Code Section 125 or 132; and the incentive compensation (including management incentive bonuses paid in both cash and restricted stock and local incentive bonuses) paid during the Plan Year for services rendered in the preceding Plan Year, and the incentive compensation (of the same types) paid during the preceding Plan Year; amounts deferred under the Plan during the Plan Year;

(b)

but excluding: hiring bonuses; referral bonuses; stay bonuses; retention bonuses; awards (including safety awards and other recognition awards); amounts received as deferred compensation; disability payments from insurance or the Company’s long-term disability plan; workers’ compensation benefits; state disability benefits; flexible credits (i.e., wellness awards and payments for opting out of benefit coverage); expatriate premiums; grievance or settlement pay; pay in lieu of notice; severance pay; incentives for reduction in force accrued (but not earned) vacation; other special payments such as reimbursements, relocation or moving expense allowances; stock options or other stock-based compensation (except as provided above); any gross-up paid by an Employer on any amount paid that is Compensation (as defined herein); other distributions that receive special tax benefits; any amounts paid by an Employer to cover an employee’s FICA tax obligation as to amounts deferred or accrued under any nonqualified retirement plan of an Employer; and any gross-up paid by an Employer on any amount paid that is not Compensation (as defined herein).

Notwithstanding anything herein to the contrary, no amounts paid to a Participant more than 30 days after his or her termination of employment with the Company or a Participating Employer will be considered Compensation.

Section 2.12      Deferral Contributions.    Deferral Contributions means the deferral contributions credited to a Participant’s Deferral Contributions Account maintained by the Company on behalf of the Participant pursuant to Section 4.1.

Section 2.13      Deferral Contributions Account.    Deferral Contributions Account means the Account maintained on behalf of a Participant by the Company to represent the amount of the Deferral Contributions credited in his or her behalf, as adjusted to account for deemed gains and losses, withdrawals and distributions.

Section 2.14      Effective Date.    Effective Date means January 1, 2009, the effective date of this amended and restated Plan. The Plan was originally effective June 1, 2008.

Section 2.15      Employer.    Employer means the Company and/or any Adopting Affiliate.

Section 2.16      Employer Contributions.    Employer Contributions means the contributions credited to a Participant’s Employer Contributions Account maintained by the Company on behalf of the Participant pursuant to Section 5.1.

Section 2.17      Employer Contributions Account.    Employer Contributions Account means the Account maintained on behalf of a Participant by the Company to represent the amount of Employer Contributions credited in his or her behalf (including Matching Contributions credited in the Participant’s behalf under the Plan prior to January 1, 2009), as adjusted to account for deemed gains and losses, withdrawals and distributions.

Section 2.18      ERISA.    ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.19      Excess Compensation.    Excess Compensation means Compensation (excluding amounts a Participant deferred on a pre-tax basis under the Savings Plan) in excess of the annual compensation limit set forth under Section 401(a)(17) of the Code, as adjusted, for a given Plan year.

Section 2.20      Participant.    Participant means any eligible employee of an Employer who participates in the Plan pursuant to Article III.

Section 2.21      Permitted Investment.    Permitted Investment means a notional fund or type of notional investment approved by the Committee for Plan purposes.

Section 2.22      Plan.    Plan means this John Bean Technologies Corporation Non-Qualified Savings and Investment Plan.

Section 2.23      Plan Year.    Plan Year means the calendar year.

Section 2.24      Savings Plan.    Savings Plan means the John Bean Technologies Corporation Savings and Investment Plan, as amended from time to time.

Section 2.25      Year of Service.    Year of Service means, as to a Participant, the Participant’s number of calendar months of employment by the Affiliated Group (including any interruption of employment of up to 12 months) divided by 12. A partial month counts as a whole month, and any fractional year of service is ignored. A period longer than 12 months for which a Participant does not receive Compensation, including (without limitation) any unpaid leave of absence is not counted in determining the Participant’s Years of Service, nor does any other interruption of employment longer than 12 months.

Article III

Plan Participation

Section 3.1        Eligibility.    An employee of an Employer will be eligible to participate in any Plan Year if he or she meets all of the following conditions:

(a)	the employee is part of a select group of management or highly compensated employees, within the meaning of Title I of ERISA;

(b)	the employee is eligible to participate in the Savings Plan for the Plan Year; and

(c)	the Committee, or its delegate, designates the employee as eligible to participate in the Plan.

Section 3.2        Participation.    An employee who meets the conditions of Section 3.1 becomes a Participant effective January 1 of the Plan Year following the Plan Year in which the employee satisfies such conditions, by executing and filing with the Company a deferral election, in the manner determined by the Company and at the time required under Article IV. Once an individual is a Participant, he or she will remain a Participant for so long as he or she has an Account Balance, although a Participant may continue to make Deferral Contributions and receive allocations under the Plan only so long as he or she remains an eligible employee.

Article IV

Deferral Contributions

Section 4.1        Deferral Contributions.    Each eligible employee as defined under Section 3.1 who has made an election to defer a portion of his or her Compensation under the Savings Plan for a Plan Year may elect to defer an additional amount under this Plan for that Plan Year, as Deferral Contributions. A Deferral Contribution is an amount, between 1% and 100% of the Participant’s Compensation.

A Participant’s Deferral Contributions for a Plan Year may not exceed his or her Compensation. A Participant must make his or her deferral election for a Plan Year no later than the last day of the preceding Plan Year, and may not change his or her deferral election during the Plan Year, provided, with respect to the deferral of any Compensation representing “bonus” Compensation, the deferral election must be made no later than the last day of the Plan Year preceding the Plan Year in which the performance of services giving rise to the bonus commences. Notwithstanding the foregoing, when an employee first becomes an eligible employee, he or she may make a deferral election no later than thirty days after becoming an eligible employee, so long as the deferral election applies to Compensation earned during the Plan Year after the date of the deferral election.

Section 4.2        Deferral Contributions Account.    The Committee will establish and maintain a Deferral Contributions Account on behalf of each Participant who elects to make Deferral Contributions. The Deferral Contributions Account will be a bookkeeping account maintained by the Company, and will reflect the Deferral Contributions the Participant has elected to make to the Plan, as adjusted pursuant to Article VI to reflect deemed gains and losses, withdrawals and distributions.

Article V

Employer Contributions

Section 5.1        Employer Contributions.    Each Plan Year, a Participant will be credited with an Employer Contribution in an amount equal to 5% of the Participant’s Excess Compensation and 5% of Deferral Contributions for such Plan Year.

Section 5.2        Employer Contributions Account.    The Committee will establish and maintain an Employer Contributions Account on behalf of each Participant who is credited with Employer Contributions. The Employer Contributions Account will be a bookkeeping account maintained by the Company, and will reflect the Employer Contributions that have been credited to the Participant (and Matching Contributions credited to the Participant under the Plan prior to January 1, 2009), as adjusted pursuant to Article VI to reflect deemed gains and losses, withdrawals and distributions.

Article VI

Deemed Earnings on Account Balances

Section 6.1        Deemed Investments.

(a)

Each Participant may designate from time to time, in the manner prescribed by the Committee, that all or a portion of his or her Deferral Contributions Account and Employer Contributions Account be deemed to be invested in one or more Permitted Investments. The Committee will establish rules governing the dates as of which amounts will be deemed to be invested in the Permitted Investments chosen by the Participant, and the time and manner in which amounts will be deemed to be transferred from one Permitted Investment to another, pursuant to a Participant’s election to change his or her deemed investments. The Committee will also establish a default Permitted Investment, in which the Deferral Contributions Account and Employer Contributions Account of a Participant who fails to make an investment election will be deemed to be invested. The Committee’s Plan investment election rules permit a Participant to transfer any or all of his or her Account from one investment option to another investment option.

(b)

Each Account will be deemed to receive all interest, dividends, earnings and other property that would be received by it if it were actually invested in the Permitted Investment in which it is deemed to be invested. Similarly, each Account will be deemed to suffer all investment losses and other diminutions it would suffer if it were actually invested in the Permitted Investment in which it is deemed to be invested. Gains and losses will be credited to or debited from each Account at the times and in the manner specified by the Committee.

(c)

Elections required or permitted to be made pursuant to this Article VI must be made only by the Participant. Notwithstanding the foregoing, if a Participant dies before his or her entire Account Balance is distributed, or if the Committee determines that a Participant is legally incompetent or otherwise incapable of managing his or her own affairs, the Committee may itself make Plan elections on behalf of the Participant, or may declare that the Participant’s designated beneficiary, legal representative or near relative will be permitted to make Plan elections on behalf of the Participant.

(d)

Neither the Company nor the Plan need make any Permitted Investment. If, from time to time, the Company actually makes an investment similar to a Permitted Investment, that investment will be solely for the Company’s own account, and the Participant will have no right, title or interest in that investment. Each Participant has only the rights of an unsecured creditor of the Company or any Employer, as to any amount owing to him or her under the Plan.

Section 6.2        Crediting of Deferrals and Contributions.    The Company will credit all deemed Deferral Contributions to a Participant’s Deferral Contributions Account within a reasonable period of time after the date they would have been paid to the Participant if the Participant had not elected to defer them. The Company will credit all deemed Employer Contributions made on a Participant’s behalf to the Participant’s Employer Contributions Account within a reasonable period after the end of the Plan Year.

Section 6.3        Statement of Accounts.    Within a reasonable period of time after the end of each calendar quarter, the Company will provide each Participant with an electronic statement showing the value of his or her Account as of the end of that calendar quarter.

Article VII

Establishment of Trust

Section 7.1        Establishment of Trust.    The Company has, in its sole discretion, established a grantor trust in order to accumulate assets to pay Plan obligations. The assets and income of any trust established under this Plan will be subject to the claims of the Company’s general creditors, and the Employers’ general creditors, but only to the extent such assets are attributable to the contributions made on behalf of employees employed by such Employer.

The establishment or maintenance of a Plan trust will not affect the Employers’ liability to pay Plan benefits, except as and to the extent amounts from the trust are actually used to pay a Participant’s Plan benefits. If the Company does establish a trust under the Plan, the Company will determine how much will be contributed to the trust and when, and trust assets will be invested in accordance with the terms of the trust.

Section 7.2        Status of Trust.    A Participant will have no direct or secured claim in any asset of the trust, or in specific assets of the Company or of his or her Employer, and will have the status of a general unsecured creditor of his or her Employer, for any amounts due under this Plan.

Article VIII

Distribution of Plan Benefits

Section 8.1        Vesting of Accounts.    Each Participant will at all times be fully vested in his or her deemed Deferral Contributions Account. A Participant’s vested interest in his or her deemed Employer Contributions Account is determined according to the following schedule:

Years of Service	Percent Vested
Fewer than 2	0%
2 but fewer than 3	20%

3 but fewer than 4	40%
4 but fewer than 5	60%
5 or more	100%

Section 8.2        Payment of Account Balances.

(a)	Generally, the vested portion of a Participant’s Account Balance will be paid to him or her (or, if the Participant has died, to his or her designated beneficiary) in cash, in a single lump sum.

(b)

Notwithstanding Section 8.2(a), a Participant to whom this Section 8.2 applies may elect to have the vested portion of his or her Account paid in annual, quarterly or monthly installments over a 5-year-period; provided, such election is made no later than 30 days after the Participant commences initial participation in the Plan or such election is made in accordance with the requirements of Section 8.2(d).

(c)

Payment to the Participant of the lump sum or installments shall commence as soon as administratively possible, but in any event no later than 90 days following separation from service for any reason. Notwithstanding a Participant’s election to the contrary, payment to the Participant’s beneficiary shall be made in a single lump sum payment, such lump sum payment to be made within 90 days following the Participant’s date of death. Notwithstanding the foregoing, except for payments made upon separation due to death, no payments shall he made to a Participant who is a “specified employee” (as defined in Code Section 409A) of the Affiliated Group until on or after the first day of the seventh calendar month following the Participant’s separation from service. If a separated Participant’s vested Account Balance is not greater than $10,000, then such Account Balance shall be paid to the Participant in a lump sum within 90 days following separation from service.

(d)	A Participant may change the form and time of payment that he or she previously elected, by notice filed with the Administrator provided:

(i)	Such election shall not take effect until at least 12 months after the date on which the election is made;

(ii)	The first payment with respect to such election must be deferred for a period of not less than five years from the date such payment would otherwise have been made;

(iii)	The new payment election shall not be effective if made less than 12 months prior to the date of the first scheduled payment; and

(iv)	The Participant may file a new payment election only while employed by the Company or any other Employer.

Notwithstanding the general distribution election rules under Code Section 409A or the above to the contrary, pursuant to the transition rules set forth in Treasury regulations promulgated pursuant to Code Section 409A and other IRS guidance issued in connection with Code Section 409A thereto, a Participant shall be permitted to make a new payment election with respect to the form of payment of the Participant’s Account, provided, such election (1) is made on or before December 31, 2005, December 31, 2006, December 31, 2007 or December 31, 2008, as applicable, (2) shall apply only to amounts that would not otherwise be payable in 2005, 2006, 2007 or 2008, respectively, and (3) shall not cause an amount to be paid in 2005, 2006, 2007 or 2008, respectively, that would not otherwise be payable in such year.

Section 8.3        Payments in the Event of Unforeseeable Emergency.    A Participant may request, in the manner and within the time constraints established by the Committee, to receive an emergency payment of some or all of his or her vested Account Balance. The Committee will authorize an emergency payment under this Section 8.4 only if the Participant experiences an unforeseeable emergency consistent with the rules promulgated pursuant to Section 409A of the Code. An emergency payment must be limited to the amount the Participant reasonably needs to satisfy the unforeseeable emergency. An unforeseeable emergency is severe financial hardship to the Participant resulting from:

(a)	a sudden and unexpected illness or accident to the Participant or to his or her dependent (as defined in Code Section 152(a)); or

(b)	the Participant’s losing his or her property due to casualty.

Whether a Participant suffers an unforeseeable emergency depends upon the facts of each case; in no event, however, may the Participant receive an emergency payment if his or her hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent liquidation of those assets would not itself cause severe financial hardship) or by ceasing to make deferrals under the Plan. The need to send a Participant’s child to college or the desire to purchase a home are not unforeseeable emergencies.

Section 8.4        Forfeitures.    The portion of a Participant’s Employer Contributions Account that is not fully vested will be forfeited if the requirements for vesting under Section 8.1 of the Plan are not satisfied.

Section 8.5        Designation of Beneficiaries.    Each Participant may name any person or persons to whom his or her vested Account Balance will be paid if the Participant dies before they have been fully distributed. Each beneficiary designation will revoke all prior beneficiary designations made by that Participant. The Committee will designate the time and manner in which a Participant must made a beneficiary designation, but will not require a Participant to obtain the consent of his or her current beneficiary to the naming a new or additional beneficiaries. A beneficiary designation will be effective only if it meets the requirements specified by the Committee. If a Participant fails to designate a beneficiary, or if the Participant’s beneficiary dies before the Participant does or before receiving the full amount to which he or she is entitled, the Committee may, in its discretion, pay the vested portion of the Participant’s Account Balance (or the portion that remains unpaid) to one or more of the Participant’s relatives by blood, adoption or marriage, in the proportions it determines, or to the legal representative of the estate of the later to die of the Participant and his or her designated beneficiary.

Article IX

Amendment and Termination

Section 9.1        Amendment and Termination.    The Company has the right to amend or terminate the Plan by action of the Board, or by action of a committee authorized by the Board to amend or terminate the Plan. Any Employer may terminate its participation in the Plan at any time by appropriate action, in its discretion. The Plan will automatically terminate as to any Employer upon termination of the Employer’s participation in the Savings Plan. Notwithstanding the foregoing, no Plan amendment or termination may adversely affect the right of a Participant (or his or her designated beneficiary) to vested benefits already accrued in the Participant’s behalf under this Plan, unless the Participant (or beneficiary) consents to the amendment. Any amendment or termination of the Plan shall be done in a manner so as to comply with Section 409A of the Code, related Treasury regulations and any other IRS guidance promulgated thereunder.

Article X

General Provisions

Section 10.1      Non-Alienation of Benefits.    A Participant’s rights to the amounts credited to his or her Account under the Plan cannot be granted, transferred, pledged or otherwise assigned, in whole or in part, by the voluntary or involuntary acts of any person, or by operation of law, and will not be liable or taken for any obligation of the Participant. Any attempted grant, transfer, pledge or assignment of a Participant’s rights to Plan benefits will be null and void and without any legal effect.

Section 10.2      Withholding for Taxes.    Notwithstanding anything contained in this Plan to the contrary, each Employer will withhold from any distribution, deferral or accrual under the Plan whatever amount or amounts may be required to comply with the tax withholding provisions of the Code or any State income tax act for purposes of paying any income, estate, inheritance, employment or other tax attributable to any amounts distributable or creditable under the Plan.

Section 10.3      Immunity of Committee Members.    The members of the Committee may rely upon any information, report or opinion supplied to them by any officer of an Employer or any legal counsel, independent public accountant or actuary, and will be fully protected in relying on any such information, report or opinion. No member of the Committee will have any liability to the Company, any Employer or any Participant, former Participant, designated beneficiary, person claiming under or through any Participant or designated beneficiary, or other person interested or concerned in connection with any Plan decision made by that member of the Committee, so long as the decision was based on any such information, report or opinion, and the Committee member relied on it in good faith.

Section 10.4      Plan Not to Affect Employment Relationship.    Neither the adoption of the Plan nor its operation will in any way affect the right and power of an Employer to dismiss or otherwise terminate the employment, or change the terms of employment or amount of compensation, of any Participant at any time, for any reason or without cause. By accepting any payment under this Plan, each Participant, former Participant, and designated beneficiary, and each person claiming under or through a Participant, former Participant or designated beneficiary, is conclusively bound by any action or decision taken or made under the Plan by the Committee, the Company or any Employer

Section 10.5      Action by the Employers.    Any action required or permitted to be taken under the Plan by an Employer must be taken by its Board of Directors, by a duly authorized committee of its Board of Directors, or by a person or persons authorized by its Board of Directors or an authorized committee.

Section 10.6      Effect on Other Employee Benefit Plans.    Any compensation deferred or accrued under this Plan, and any amount credited to a Participant’s Account under this Plan, will not be included in the Participant’s compensation or earnings for purposes of computing benefits under any other employee benefit plan maintained or contributed to by the Employer, except as and to the extent required under the terms of that employee benefit plan or applicable law.

Section 10.7      Employer Liability.    Each Employer is liable to pay the Plan benefits earned or accrued for its eligible employees who are Participants. With the consent of the Board (or of a duly appointed delegate of the Board), any Employer may assume any other Employer’s Plan liabilities and obligations. To the extent that an Employer assumes another Employer’s Plan liabilities or obligations, the second Employer will be released from any continuing obligation under the Plan. At the Company’s request, a Participant or designated beneficiary will sign any documents reasonably required by the Company to effectuate the purposes of this Section 10.7.

Section 10.8      Notices.    Any notice required to be given by the Company, any Employer or the Committee must be in writing and must be delivered in person, by registered mail, return receipt requested, or by regular mail, telecopy or electronic mail. Any notice given by mail will be deemed to have been given on the date it was mailed, correctly addressed to the last known address of the person to whom the notice is to be given.

Section 10.9      Gender, Number and Headings.    Except where the context otherwise requires, in this Plan the masculine gender includes the feminine, the feminine includes the masculine, the singular includes the plural, and the plural includes the singular. Headings are inserted for convenience only, are not part of the Plan, and are not to be considered in the Plan’s construction.

Section 10.10      Controlling Law.    The Plan will be construed according to the internal laws of Delaware, to the extent they are not preempted by any applicable federal law.

Section 10.11      Successors.    The Plan is binding on all persons entitled to benefits under it, on their respective heirs and legal representatives, on the Committee and its successor, and on any Employer and its successor, whether by way of merger, consolidation, purchase or otherwise.

Section 10.12      Severability.    If any provision of the Plan is held to be illegal or invalid for any reason, that illegality or invalidity will not affect the remaining provisions of the Plan, and the Plan will be enforced and administered, from that point forward, as if the invalid provisions had never been part of it.

Section 10.13      Subsequent Changes.    All benefits to which any Participant, designated beneficiary or other person is entitled under this Plan will be determined according to the terms of the Plan as in effect when the Participant ceases to be an eligible employee, and will not be affected by any subsequent change in Plan provisions, unless the Participant again becomes an eligible employee, or unless and to the extent the subsequent change expressly applies to the Participant, his or her designated beneficiary or other person claiming through or on behalf of the Participant or designated beneficiary.

Section 10.14      Benefits Payable to Minors, Incompetents and Others.    If any benefit is payable to a minor, an incompetent, or a person otherwise under a legal disability, or to a person the Committee reasonably believes to be physically or mentally incapable of handling and disposing of his or her property, the Committee has the power to apply all or any part of the benefit directly to the care, comfort, maintenance, support, education or use of the person, or to pay all or any part of the benefit to the person’s parent, guardian, committee, conservator or other legal representative, to the individual with whom the person is living, or to any other individual or entity having the care and control of the person. The Plan, the Committee, the Company, any Employer and their employees and agents will have fully discharged their responsibilities to the Participant or beneficiary entitled to a payment by making payment under this Section 10.14.

Section 10.15      409A Compliance.    Notwithstanding any Plan provisions herein to the contrary, the Plan shall be interpreted, construed and administered in such a manner so as to comply with the provisions of Code Section 409A, Treasury Regulations and any other related Internal Revenue Service guidance promulgated thereunder.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed in its name and behalf on this 31st day of July, 2008 to be effective, as amended and restated, January 1, 2009.

JOHN BEAN TECHNOLOGIES CORPORATION

By:	/s/ Jeffrey W. Carr